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                                                                   EXHIBIT 3.8.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                               DPC FUNDING CORP.

      FIRST: The name of the corporation is DPC Funding Corp.

      SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, Country of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

      THIRD: The nature of the business, or purposes to be conducted or promoted, by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

      FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 35,000 consisting of 10,000 shares of preferred stock ("Preferred Stock") and 25,000 shares of common stock ("Common Stock"), each such share having a par value of $0.01. No shareholder shall have preemptive rights to acquire any shares or securities of any class, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation.

      The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the Board of Directors. The relative rights and preferences of the Preferred Stock of each series shall be such as shall be stated in any resolution or resolutions adopted by the Board of Directors setting forth the designation of the series and fixing and determining the relative rights and preferences thereof, any such resolution or resolutions being herein called a "Directors' Resolution." The Board of Directors is hereby authorized to fix and determine such variations in the designations, preferences and relative, participating, optional or other special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into Common Stock or other securities, redemption provisions or sinking fund provisions) as between series and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights, all as shall be stated in a Directors' Resolution, and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers, all as shall be stated in a Directors' Resolution.

      FIFTH: The name and mailing address of the incorporator is:

     NAME                         MAILING ADDRESS
--------------------           ----------------------
John B. Connally, IV           Vinson & Elkins L.L.P.
                               1001 Fannin Street
                               2300 First City Tower
                               Houston, TX 77002-6760

The power of the incorporator as such shall terminate upon the filing of this Certificate of Incorporation.
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      SIXTH: The name and mailing address of the person who is to serve as the sole director until the first annual meeting of stockholders or until his or her successor is elected and qualified is:

     NAME                         MAILING ADDRESS
--------------------           ----------------------
George B. Kelly                c/o Summit Capital Inc.
                               8 Greenway Plaza, Suite 714
                               Houston, TX 77046

      SEVENTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

      EIGHT: Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

      NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/ or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

      TENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived any improper personal benefit. Any amendment or repeal of this Article Tenth shall be prospective only, and neither the amendment nor repeal of this Article Tenth shall eliminate or reduce the effect of this Article Tenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Tenth would accrue or arise, prior to such amendment or repeal. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

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      IN WITNESS WHEREOF, I have hereunto signed my name this 30th day of June,
1998.


                                      /s/ JOHN B. CONNALLY, IV
                                    ------------------------------------------
                                              John B. Connally, IV

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